Exhibit 10.1

ENSTAR GROUP LIMITED
2025 ANNUAL INCENTIVE COMPENSATION PROGRAM

TABLE OF CONTENTS

APPENDIX A…………………….……………………………….....……………………………………    7

ENSTAR GROUP LIMITED
AMENDED AND RESTATED 2025 ANNUAL INCENTIVE COMPENSATION PROGRAM
Approved by the Human Resources and Compensation Committee and the Board of Directors
WHEREAS, Enstar Group Limited (the “Company”) desires to establish an annual incentive compensation program for the 2025 calendar year (the “Program”) for the benefit of certain officers and other employees of the Company and its Related Corporations whereby such officers and other employees would be awarded cash upon the terms and subject to the conditions set forth below.
NOW, THEREFORE, with effect for the calendar year beginning January 1, 2025, the Program is hereby adopted by the Human Resources and Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company with the following terms and conditions:
1.    Purpose. The purpose of the Program is to motivate certain officers and employees of the Company to grow the Company’s net book value per share by increasing profitability and meeting other corporate strategic and financial objectives within its risk-managed environment.
2.    Definitions.
(a)    “Award” means an award of cash to a Participant in accordance with Section 3 of the Program.
(b)    “CEO” means the Chief Executive Officer of Company.
(c)    “Change in Control” means “Change in Control” as such term is defined in a Participant’s employment agreement or, if a Participant does not have an employment agreement with the Company or any Related Corporation, as such term is defined in the Equity Plan. Notwithstanding the forgoing, the completion of the merger contemplated by the Agreement and Plan of Merger by and among the Company, Elk Bidco Limited and the other parties thereto dated July 29, 2024 (the “Pending Merger”) shall not constitute a Change in Control for the purpose of the Program.
(d)    “Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company or, following the closing of the Pending Merger, such other body designated by the Company to administer the Program.
(e)    "Equity Plan" means the equity incentive plan approved by the Company's shareholders and in effect at the time of an Award.
(f)    “Executive Officer” means an executive officer of the Company, as designated by the Company’s Board of Directors from time to time.
(g)    “Measurement Period” means the 2025 calendar year. In the event of a Change in Control during the 2025 calendar year, the Measurement Period shall be the period beginning on the first day of such year and ending on the date of the Change in Control.
(h)    “Participant” means each individual employed during the Measurement Period who serves as an Executive Officer of the Company and such other employees of the Company or Related Corporations as the Company may determine, in its sole discretion. The Company’s determination of Participant status may be evidenced by provisions in statements of employment, offer letters, other human resources-related documentation, annual compensation review processes, or on a purely discretionary basis. Those individuals in addition to the Executive Officers who shall be eligible to participate for the Measurement Period shall be determined by the Company within 90 days of the end of the Measurement Period, subject to the employment criteria set forth in Section 3(e). In the event a Change in Control occurs within the Measurement Period, those individuals shall be determined by the Company within the 60-day period prior to the Change in Control.
(i)    “Related Corporation” means each “subsidiary corporation” of the Company, as defined in the Internal Revenue Code §424(f), and any other affiliated company approved by the Committee.
3.    Bonus Pool.
(a)    For the Measurement Period, the Company shall pay to each Participant, in cash the Participant’s Award granted from the funds available within the Bonus Pool. The aggregate dollar amount of Awards of all Participants for the Measurement Period may be equal to, or less than, the Bonus Pool for the Measurement Period.
(b)    “Bonus Pool” means, for the Measurement Period, an amount approved by the Committee in its sole discretion not later than 60 days after the end of the Measurement Period, taking into consideration quantitative and qualitative Company performance during the Measurement Period, human capital management, compensation structure, talent retention, and such other factors as the Committee may determine in its sole discretion.
(c)    Within 90 days after the end of the Measurement Period, the Committee (with respect to Executive Officers) and the Company’s various internal representatives (with respect to non-Executive Officer Participants) shall notify each Participant of the Award (if any) to such Participant under the Program. If an Award is to be paid under the Program, it shall be paid to Participants no later than April 30th following the Measurement Period (or, if a Change in Control occurs during the Measurement Period, within 30 days after the last day of the Measurement Period ending on the date of the Change in Control). A Participant must be employed by the Company or a Related Corporation on the date of payment unless otherwise determined by the Committee (in the case of an Executive Officer Participant) or the CEO or the CEO’s delegates (in the case of a non-Executive Officer Participant).
(d)    The Committee shall, in its discretion, be able to establish performance objectives and targets that apply to all or a portion of a Participant’s Awards, either with respect to quantitative or qualitative individual performance factors, Company or Related Corporation performance factors (including, without limitation, those example factors set forth in Appendix A), or a combination of such factors (collectively, “Performance Objectives”). These Performance Objectives may, in the discretion of the Committee, be tied to payment of varying levels of payments comprising a Participant’s Award (“Target Amounts”). If used for the Measurement Period, Performance Objectives and Target Amounts for Executive Officers shall be established by the Committee no later than May 10th of the Measurement Period, (unless an Executive Officer is newly appointed subsequent thereto, in which case it shall be established as soon as practicable following such appointment). The interpretation of whether the Performance Objectives have been met and the corresponding level of payment shall be subject to the Committee’s review and final determination.
(e)    Notwithstanding anything to the contrary contained herein, the Committee may, in its sole discretion, cancel an Award if the Executive Officer Participant has engaged in or engages in any conduct or act determined to be materially injurious, detrimental or prejudicial to any interest of the Company or any of its affiliates, as determined by the Committee in its sole discretion (such conduct or act, “Detrimental Activity”), and the CEO (or the CEO’s delegates, as established from time to time) may, in the CEO’s or their sole discretion, cancel an Award if the Non-Executive Officer Participant has engaged in or engages in Detrimental Activity. The Committee may, in its sole discretion, also require repayment of a portion or all of any Award if the Executive Officer Participant has engaged in or engages in Detrimental Activity or receives any amount in excess of what the Executive Officer Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), and the CEO (or the CEO’s delegates, as established from time to time) may, in the CEO’s or their sole discretion, require the same repayment with respect to non-Executive Officer Participants. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable laws or any compensation recovery policy of the Company as in effect from time to time.
4.    Unfunded Program. The Program shall be unfunded. Each Participant and beneficiary shall be a general and unsecured creditor of the Company and any Related Corporation to the extent of the Award determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Company or any Related Corporation may set aside, earmark or identify as for the payment of an Award under the Program. The obligations of the Company and any Related Corporation under the Program shall be merely that of an unfunded and unsecured promise to pay cash in the future pursuant to the terms of the Program.
5.    Code Section 409A. The Program is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Program shall be interpreted and administered to be in compliance therewith. Any payments described in the Program that are due within the “short- term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
6.    Administration. The Program shall be administered by the Committee. It is acknowledged that several terms of the Program permit certain determinations to be made by the CEO and the CEO’s delegates.
7.    Amendment and Termination. The Board of Directors of the Company reserves the right to amend the Program with respect to the Measurement Period, by written resolution, at any time prior to the closing of the Pending Merger. Following the closing of the Pending Merger, (a) the Program may not be terminated and (b) the Program may not be amended in any manner that is adverse to any Participant without the written consent of such Participant.
8.    Tax Withholding. The payment of cash to a Participant or beneficiary under the Program shall be subject to any applicable tax withholding.
9.    Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.

APPENDIX A
Example Performance Objectives
The following examples are provided for reference purposes only and not for purposes of limitation. The Committee shall have full discretion to utilize this or other measures of performance in the event it elects to establish Performance Objectives.
Book value
Book value per share (fully diluted or basic)
Return on equity (opening or average)
Earnings (total or per share)
Total shareholder return
Stock price
Change in stock price
Growth in net income or income from selected businesses (total or per share)
Pre-tax income or growth in pre-tax income from selected businesses
Income
Operating Income
Revenues
Premiums and fees
Growth in premiums and fees
Revenue growth
Expense ratios
Other expense management measures
Measures related to ultimate losses and loss adjustment expense liabilities for the Company or from selected businesses or business units
Various measures of operational effectiveness
Return on assets (opening or average)
Return on capital
Growth in net earnings (total or per share)
Investment income
Investment returns or other investment-performance related measures
Internal rate of return on acquisitions or acquisition-related activity, including from selected transactions
Strategic, qualitative or other performance related measures
*The Committee may, subject to Section 7(b), following the closing of the Pending Merger, specify any reasonable definition of the performance measures it uses, which may provide for reasonable adjustments and may include or exclude items, such as: (i) realized investment gains and losses, (ii) special items identified in the Company’s reporting, (iii) extraordinary, unusual or non-recurring items, (iv) effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening or financing activities, (v) expenses for restructuring or productivity initiatives, or (vi) other non-operating items.
**The performance objectives may be (i) for the Company as a whole or for one or more of its subsidiaries, business units or lines of business, or any combination thereof, (ii) absolute or comparative to that of a peer group or specified index, or any combination thereof, and (iii) different for particular performance periods or Participants.